Contact:          Dennis Lakomy                  Release Date: Immediate
                  Chief Financial Officer
                  (708) 757-2803


           CFC INTERNATIONAL, INC. REPORTS 2004 THIRD QUARTER RESULTS
           ----------------------------------------------------------

        - Fully diluted earnings per share increased to $0.29 for the third quarter of 2004, versus ($0.07) in the third quarter last year.

        - 44% sales growth fundamentally underpins earnings growth.

        - Raising full year 2004 fully diluted earnings per share estimate to a range of $0.72 to $0.76, from the prior estimate of $0.48 cents to $0.52.


     Chicago Heights, Illinois, October 25, 2004 - Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (Nasdaq: CFCI) today reported results for the third quarter of 2004. Sales in the third quarter of 2004 increased 44.1 percent to $21.7 million compared to $15.1 million in the third quarter of 2003. The third quarter 2004 increase in sales was primarily due to an increase in printed pattern products sales, solid holographic sales and a favorable currency translation of $390,000.

     Third quarter 2004 net income increased to $1.3 million, or $0.29 cents per share on a fully diluted basis, compared to a net loss for the third quarter of 2003 of ($316,000) or ($0.07) cents per share on a fully diluted basis. This increase in net income was primarily due to higher sales and improved productivity.

     "This was the biggest single quarter in the history of CFC," said Greg Jehlik, CFC's President and Chief Executive Officer. "We delivered record sales and produced solid financial results for the third quarter of 2004. These impressive results demonstrate our ability to successfully execute the strategic initiatives set forth in our annual operating plan, including effectively increasing our capacity in order to assimilate the increased volume of orders in our printed patterned products, strong holographic sales, and strengthening our balance sheet by improving our cash flow. Additionally, early trends and feedback that we have received during the quarter regarding our new holographic full-face laminate for transaction cards, HoloLam Plus(TM), has been positive and we expect HoloLam Plus to further strengthen our sales growth for the remainder of 2004 and into 2005."

                                   -- more --

     Operating income before depreciation and amortization of intangibles was $3.4 million in the third quarter of 2004, an increase of 290.1 percent compared with $0.9 million in the third quarter of 2003. This increase was primarily due to the benefits of improved operating results during the third quarter of 2004.

     Sales for the first nine months of 2004 totaled $61.9 million, an increase of 30.4 percent from $47.5 million for the same period last year. Sales for the first nine months of 2004 reflected higher sales volume in printed patterned products, security products and holographics, in packaging, security and authenticity, and a strong Euro which positively affected sales by $1.6 million for the first nine months of 2004. Net income for the first nine months of 2004 increased to $2.9 million, or $0.66 per share on a fully diluted basis, from $40,000 or $0.01 per share on a fully diluted basis for the same period last year. Net income for the first nine months of 2004 were favorably affected by higher sales, and the company leveraging its manufacturing costs as its production volume substantially increased. Operating income before depreciation and amortization of intangibles for the first nine months of 2004 increased
102.8 percent to $8.6 million from $4.2 million in the first nine months of 2004 for the reasons described above.

     "CFC's financial results for the first nine months of the year are a direct result of our worldwide employees' hard work and determination to achieve the goals we set at the beginning of this fiscal year," said Mr. Roger Hruby, CFC's Chairman. "We have experienced meaningful growth thus far, and we are confident that with the volume of orders we have going into the fourth quarter and our strategic initiatives in place, that we will deliver positive results for the balance of the year and into the future. We are specifically encouraged by sales growth in our patterned products, holography and our gift card services, as well as, the positive response we've had on our new card product, HoloLam Plus, all of which continue to build momentum and provide us with further growth opportunities moving forward."

     Based upon the company's results and factoring in the current economic outlook, the company has increased its previously stated 2004 fully diluted earnings guidance to $0.72 cents to $0.76 cents, from $0.48 cents to $0.52 cents.

Recent Developments

     The company announced on October 15, 2004 the launch of a new card product, HoloLam Plus(TM) (patent pending). HoloLam Plus is a full face holographic patterned laminate for transaction cards including credit cards, debit cards, ATM cards, gift cards, security cards and identification cards.

     The company announced on October 1, 2004 that it had named Mr. Gregory Jehlik its Chief Executive Officer. Jehlik joined CFC in June 2002, and was named a Director of the company in July 2002. In addition, Mr. Jehlik will continue to serve as the company's President and Chief Operating Officer.



                                   -- more --

     The company reports that on September 1, 2004, Mr. Haroun Malik joined CFC's European office in Goppingen, Germany as its European Export Manager.

     The company announced on August 27, 2004 the addition of Dr. Andreas Brans as European Sales Director. Dr. Brans will be responsible for CFC's European sales activities and is located at the company's European headquarters in Goppingen, Germany.

     The company will be exhibiting at the upcoming Cartes 2004 show at the Paris-Nord Villepinte in Paris, France, November 2-4, 2004 in Booth #3 C 22, where it will feature its card products, such as HoloLam Plus, magnetic stripe, signature panel, security holograms, scratch-off foils and tipping foils for transaction cards.

     The company will be exhibiting at the upcoming Pack Expo 2004 show at McCormick Place in Chicago, IL, November 7-11, 2004 in Booth #9243 and Booth #M-10 in the Pack Expo Packaging Security Resource Center. CFC will feature its holographic solutions for packaging, security and authentication.

     The company invites all interested parties to listen to its second quarter conference call at 9:00 a.m. EDT (8:00 a.m. CDT) on Tuesday, October 26, 2004. The dial-in numbers for the call are 800-706-7745 (U.S.), and 617-614-3472 (International). The participant passcode for this call is 30237905. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only investors and financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

     For those unable to listen to the live call, a replay will be available from approximately 10:00 a.m. EDT on October 26 until November 2, 2004. This replay can be accessed by dialing 888-286-8010 (U.S.); 617-801-6888 (International). The passcode is 52010559. The call also will be available as a webcast, both live and for replay, via the Internet on the CFC International, Inc. website at http://www.cfcintl.com on the Investor Relations press releases and webcasts page.

     Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of holographics and specialty functional coatings that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; London, England; and Goppingen, Germany.

     A condensed consolidated balance sheet and statement of operations is attached.

                                      # # #

     Statements made in this press release, including those relating to expectations of future sales, net income and operating costs reductions, estimations of the market size for certain of the company's products or the company's share of those markets and expectations of increased sales attributable to various product lines, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for the company's products and services; competition from existing and new competitors and producers of alternative products will impact the company's ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company's ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company's ability to exploit new or growing markets; the company's ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of the company's foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company's filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

     You may access additional information, including our filings with the Securities and Exchange Commission and previous press releases by visiting CFC International's Internet homepage at www.cfcintl.com.

CFC INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------

(In Thousands, Except Earnings
Per Share and Operating               Three Months Ended      Nine Months Ended
Income Percentage)                       September 30,          September 30,
                                      -------------------     -----------------
                                       2004        2003       2004      2003
                                       ----        ----       ----      ----

Net Sales .........................  $ 21,718   $ 15,074   $ 61,897   $ 47,473
                                     --------   --------   --------   --------
Cost of Goods (Excluding
  Depreciation and Amortization
  Shown Below) ....................    13,842     10,467     39,929     31,614
Operating Expenses ................     4,459      3,731     13,404     11,636
Depreciation and Amortization .....     1,238      1,094      3,593      3,256
                                     --------   --------   --------   --------
Operating Income (Loss) ...........     2,179       (218)     4,971        967
   Operating Income (Loss) % ......     10.0%      (1.4%)      8.0%       2.0%
Interest Expense ..................       308        314        894        823
Interest Rate Swap Valuation
  (Provision) Benefit..............        49        (71)       (47)       107
Rental Income .....................       (50)        (6)      (118)       (21)
                                     --------   --------   --------   --------

Income (Loss) Before Income Taxes..     1,872       (455)     4,242         58

Provision (Benefit) for Income
  Taxes ...........................       571       (139)     1,294         18
                                     --------   --------   --------   --------
Net Income (Loss) (Note 1) ........  $  1,301   ($   316)  $  2,948   $     40
                                     ========   =========   ========  ========
Diluted Weighted Average Number
  of Shares Outstanding ...........     4,488      4,486      4,499      4,491
Diluted Earnings (Loss) Per Share
  (Note 1) ........................  $   0.29   ($  0.07)  $   0.66   $   0.01
Earnings Before Interest, Taxes,
  Depreciation and Amortization
  (Note 2) ........................  $  3,417   $    876   $  8,564   $  4,223

SUMMARY OF INTERNATIONAL SALES
------------------------------

(In Thousands, Except
International Sales                   Three Months Ended      Nine Months Ended
Percentage)                             September 30,            September 30,
                                      ------------------      -----------------
                                      2004         2003       2004        2003
                                      ----         ----       ----        ----
International Sales ($)              $9,961       $7,796     $29,294    $25,499

International Sales (%)               45.9%        51.7%       47.3%      53.7%

NOTE 1: The following is a reconciliation of net income and diluted earnings per share as reported to adjusted amounts which give affect to the elimination of the changes in the value of the interest swap arrangement:

                           Three Months Ended                 Nine Months Ended
                           September 30, 2004                September 30, 2004
                           ------------------                ------------------

                                        Diluted
                                        Earnings                        Diluted
                                        (Loss)                          Earnings
                           Net Income    Per                  Net       Per
                           (Loss)       Share                Income     Share
                           ------       -----                ------     -----


Amounts as reported
  under GAAP               $1,301       $0.29                $2,948     $0.66
Elimination of interest
  rate swap provision
  (benefit), on an after
  tax basis                    34        0.01                   (33)    (0.01)
                           ------       -----                -------    ------
Amounts as adjusted        $1,335       $0.30                $2,915     $0.65
                           ======       =====                =======    ======

NOTE 2: The company believes earnings before interest, taxes, depreciation and amortization (EBITDA) is an appropriate measurement for its business because its enterprise value is more closely aligned with this measurement and because of the continual investment the company makes in long-lived assets. EBITDA should not necessarily be considered as an alternative to net income or cash flows from operating activities which are determined in accordance with Generally Accepted Accounting Principles as an indicator of operating performance or as a measure of liquidity. The table that follows reconciles net income to EBITDA as defined:

                           Three Months Ended                 Nine Months Ended
                               September 30,                    September 30,
                           ------------------                 -----------------
(In Thousands)              2004         2003                 2004        2003
                            ----         ----                 ----        ----

Net income (loss)          $1,301       ($316)               $2,948       $40

Add back (subtract):
Income taxes                  571        (139)                1,294        18
Interest expense              308         314                   894       823
Interest rate swap
  valuation provision
  (benefit)                    49         (71)                  (47)      107
Rental income                 (50)         (6)                 (118)      (21)
Depreciation and
  amortization              1,238       1,094                 3,593     3,256
                           -------     -------               -------   -------
EBITDA                     $3,417        $876                $8,564    $4,223
                           =======     =======               =======   =======

                             CFC INTERNATIONAL, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS AT
                    SEPTEMBER 30, 2004 AND DECEMBER 31, 2003


                                                     September 30,  December 31,
                                                        2004            2003
                                                        ----            ----
ASSETS
Cash and cash equivalents ........................    $ 9,145,438    $ 5,555,025
Restricted cash ..................................        306,072        117,622
Accounts receivable, less
  allowance for doubtful accounts ................     13,190,921      9,821,047
Inventories ......................................     14,169,011     13,050,711
Other current assets .............................      2,113,363      1,771,646
                                                      -----------    -----------
  Total current assets ...........................     38,924,805     30,316,051
                                                      -----------    -----------
Property, plant and equipment, net ...............     27,130,714     28,116,892
Deferred income taxes ............................      3,204,130      3,280,891
Intangible assets, net ...........................      3,483,298      3,695,899
Other assets .....................................        239,339        105,078
                                                      -----------    -----------
Total assets .....................................    $72,982,286    $65,514,811
                                                      ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt ................    $11,471,939    $ 9,716,066
Accounts payable and accrued expenses ............     13,455,709     10,075,592
                                                      -----------    -----------
  Total current liabilities ......................     24,927,648     19,791,658
                                                      -----------    -----------
Deferred income taxes ............................      2,605,288      2,680,247
Fair value of interest rate swap .................            435         47,783
Long-term debt ...................................     14,298,906     15,066,109
                                                      -----------    -----------
  Total liabilities ..............................     41,832,277     37,585,797
                                                      -----------    -----------
Stockholders' equity .............................     31,150,009     27,929,014
                                                      -----------    -----------
  Total liabilities and stockholders' equity .....    $72,982,286    $65,514,811
                                                      ===========    ===========